UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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HCA INC.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 25, 2006

Dear Shareholder:
      On Thursday, May 25, 2006, HCA Inc. will hold its 2006 annual meeting of shareholders at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee. The meeting will begin at 1:30 p.m., Central Daylight Time.
      Only shareholders that own our common stock at the close of business on March 31, 2006 may vote at this meeting. A list of our shareholders will be available at our principal executive offices at One Park Plaza, Nashville, Tennessee, during ordinary business hours for ten days prior to the annual meeting. At the meeting, we will consider the following proposals:

1.	To elect 14 directors to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as HCA’s independent registered public accounting firm;

3.	To consider two shareholder proposals; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
      Our 2005 annual report to shareholders is being mailed to shareholders with this proxy statement. The annual report is not part of the proxy solicitation materials.
      References to “HCA,” the “Company,” “we,” “us” or “our” in this Notice and Proxy Statement refer to HCA Inc. and its affiliates unless otherwise indicated by context.
      Please note that space limitations make it necessary to limit attendance at the annual meeting to shareholders. Registration will begin at 1:00 p.m., Central Daylight Time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the meeting.
      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary
Nashville, Tennessee
April 13, 2006

i

HCA INC.
One Park Plaza
Nashville, Tennessee 37203

Proxy Statement for Annual Meeting of Shareholders
to be held on May 25, 2006

QUESTIONS AND ANSWERS

1.     Q: WHEN WAS THIS PROXY STATEMENT MAILED TO SHAREHOLDERS?

A:	This proxy statement was first mailed to shareholders on or about April 13, 2006.

2.     Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:	At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of 14 directors, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the consideration of two shareholder proposals. In addition, our management will respond to questions from shareholders.

3.     Q: WHO MAY ATTEND THE ANNUAL MEETING?

A:	Shareholders of record as of the close of business on March 31, 2006, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations make it necessary to limit attendance to shareholders and valid picture identification may be required. Cameras, recording devices and other electronic devices are not permitted at the meeting.

4.     Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Only shareholders of record as of the close of business on March 31, 2006, the record date for the meeting, are entitled to receive notice of and participate in the annual meeting. As of the record date, there were approximately 387,061,800 shares of our voting common stock outstanding. Approximately 12,600 holders of record held the shares. Every shareholder is entitled to one vote for each share the shareholder held as of the record date.

5.     Q: WHO IS SOLICITING MY VOTE?

A:	This proxy solicitation is being made and paid for by HCA. In addition, we have retained Georgeson Shareholder to assist in the solicitation. We will pay Georgeson Shareholder approximately $13,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other electronic means. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

6.     Q: WHAT MAY I VOTE ON?

A:	You may vote on:

•	The election of 14 directors to our board of directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	Two shareholder proposals.

7.     Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board unanimously recommends that you vote:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	AGAINST each of the shareholder proposals.

8.     Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:	We are not aware of any business to be considered at the 2006 annual meeting other than the matters described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to Jack O. Bovender, Jr., our Chairman and Chief Executive Officer, Robert A. Waterman, our Senior Vice President and General Counsel, and John M. Franck II, our Vice President and Corporate Secretary, to vote on such matters at their discretion.

9. Q:	CAN I VOTE THE SHARES I OWN UNDER HCA’S RETIREMENT PLANS ON THESE MATTERS?

A:	In accordance with the retirement plans, the shares held under those plans are voted at the direction of our retirement committee, which is made up of certain members of our management. Even though retirement plan participants will receive this proxy statement along with our 2005 annual report to shareholders, the retirement committee, and not individual participants, will vote shares held under the retirement plans.

10. Q: HOW DO I VOTE?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each nominee named under “Election of Directors,” FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and AGAINST each of the two shareholder proposals. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Vice President and Corporate Secretary, John M. Franck II, at One Park Plaza, Nashville, Tennessee 37203;

•	voting in person;

•	submitting a later-dated proxy card; or

•	if applicable, submitting new voting instructions to your broker or nominee.

If you have any questions about how to vote or revoke your proxy, you should contact our proxy solicitor, Georgeson Shareholder Services, at 1-888-264-7052.

11. Q: CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

A:	If you are a registered shareholder you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker or other nominee, often referred to as in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

12. Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted.

13. Q: WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL?

A:	Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the 14 nominees receiving the greatest number of votes will be elected as directors. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and each of the two shareholder proposals must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote on the matter.

14. Q: WHAT CONSTITUTES A “QUORUM”?

A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of our common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker nonvotes will be included in the calculation of the number of shares considered to be present at the meeting.

15. Q: WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the meeting or send in your signed proxy card, but abstain from voting on any proposal, you will be counted for purposes of determining whether a quorum exists. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome. If you abstain from voting on the ratification of Ernst & Young LLP as our independent registered public accounting firm or either of the two shareholder proposals, your abstention will have the same effect as a vote against the proposal.

16. Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A:	If you are a registered shareholder and you do not sign and return your proxy card, your shares will not be voted at the annual meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, the proposals relating to the election of directors and the ratification of Ernst & Young LLP are deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. However, neither of the two shareholder proposals are routine matters. Therefore, if you do not issue instructions to your broker, your broker may not vote your shares at its discretion on your behalf on those matters.

17. Q: WHAT IS A “BROKER NONVOTE”?

A:	Under the New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” Since the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm are routine matters, a broker may turn in a proxy card voting shares at their discretion on both matters. Because the two shareholder proposals are not routine matters, your broker or nominee may not vote your shares on these matters without receiving instructions.

18. Q: WHAT IS THE EFFECT OF A BROKER NONVOTE?

A:	Broker nonvotes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker nonvote will not affect the outcome of any proposal in the proxy statement.

19. Q: WHO WILL COUNT THE VOTES?

A:	A representative of our transfer agent, National City Bank, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to National City Bank at 1-800-622-6757.

20. Q: HOW CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the meeting in person, we invite you to listen to the live Internet broadcast of our annual meeting. The live broadcast will begin at 1:30 p.m., Central Daylight Time, on May 25, 2006. To listen, simply log on to the web at http://www.videonewswire.com/event.asp?id=32949.

21. Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce the preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2006.

22. Q:	WHEN ARE SHAREHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2007 ANNUAL MEETING?

A:	Any shareholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to John M. Franck II, Vice President and Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203, and must be received prior to the close of business on December 14, 2006. Such proposals must also comply with the Securities and Exchange Commission’s rules concerning the inclusion of shareholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

23. Q: WHEN ARE OTHER SHAREHOLDER PROPOSALS DUE?

A:	Our certificate of incorporation contains an advance notice provision which requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be “timely.” In order to be timely, the notice must be addressed to our Corporate Secretary and delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, the tenth day following the earlier of the day the notice was mailed or the day the public disclosure was made). Such proposals are also subject to informational and other requirements set forth in our certificate of incorporation.

24. Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:	We will provide additional copies of this proxy statement or voting materials, a copy of our Annual Report to Shareholders and/or our Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of its exhibits, without charge to any shareholder who makes a written request to the Office of Investor Relations, HCA Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other Securities and Exchange Commission filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this report, and therefore is not incorporated by reference.

STOCK OWNERSHIP
      The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2006 (unless otherwise noted), for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.
      The percentages of shares outstanding provided in the tables are based on 387,061,825 voting shares outstanding as of March 31, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 31, 2006 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors, executive officers and the HCA Benefit Plans listed below is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203.

			Number of
			Option
Name of Beneficial Owner	Number of Shares		Shares(1)	Percent

Dodge & Cox	38,828,626	(2)	—	10.0
Barclays Global Investors, Ltd.	26,370,916	(3)	—	6.8
C. Michael Armstrong	9,058		5,298	*
Magdalena H. Averhoff, M.D.	6,703		24,738	*
Jack O. Bovender, Jr.	310,109	(4)	1,825,784	*
Richard M. Bracken	170,045	(5)	917,960	*
Martin Feldstein	7,805		11,511	*
Thomas F. Frist, Jr., M.D.	16,865,705	(6)	20,308	4.4
Frederick W. Gluck	19,456		44,024	*
Glenda A. Hatchett	12,650		34,769	*
Samuel N. Hazen	99,677	(7)	546,190	*
Charles O. Holliday, Jr.	7,184		19,701	*
R. Milton Johnson	74,494	(8)	384,288	*
T. Michael Long	13,378		29,024	*
John H. McArthur	9,605		10,584	*
Kent C. Nelson	11,600		44,024	*
Frank S. Royal, M.D.	101,913		29,024	*
Harold T. Shapiro	10,285		32,400	*
Robert A. Waterman	93,250	(9)	330,273	*
HCA Benefit Plans	17,329,041	(10)	—	4.5
All directors and executive officers as a group (35 persons)	18,856,284	(11)	7,623,209	6.7

*	Less than one percent.

(1)	Includes shares issuable upon exercise of options within 60 days of March 31, 2006.

(2)	Information based on a Schedule 13G filed by Dodge & Cox with the Securities and Exchange Commission on February 3, 2006. Dodge & Cox is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and reports sole voting power as to 36,535,926 shares of our common stock, shared voting power as to 405,100 shares of our common stock and sole dispositive power as to 38,828,626 shares of our common stock as of December 31, 2005. Dodge & Cox reports its address as 555 California Street, 40th Floor, San Francisco, California 94104.

(3)	Information based on a Schedule 13G filed jointly by Barclays Global Investors, Ltd. and by Barclays Global Investors Japan Trust and Banking Company Limited on January 26, 2006. Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited are banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, and together report sole voting power as to 23,085,014 shares of our common stock and sole dispositive power as to 26,370,916 shares of our common stock as of December 31, 2005. Barclays Global Investors, Ltd. reports its address as Murray House, 1 Royal Mint Court, London, EC3N 4HH, and Barclays Global Investors Japan Trust and Banking Company Limited reports its address as Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.

(4)	Includes 109 shares beneficially owned in employee plans but not voted by participant.

(5)	Includes 6,764 shares beneficially owned in employee plans but not voted by participant.

(6)	Includes 20,380 shares beneficially owned in employee plans but not voted by participant. Also includes 5,555,698 shares with respect to which Dr. Frist has sole voting and investment power and 11,244,129 shares with respect to which Dr. Frist has shared voting and investment power. Also includes 45,498 shares as to which Dr. Frist may be deemed the beneficial owner which are owned of record by Dr. Frist’s wife.

(7)	Includes 1,929 shares beneficially owned in employee plans but not voted by participant.

(8)	Includes 993 shares beneficially owned in employee plans but not voted by participant.

(9)	Includes 109 shares beneficially owned in employee plans but not voted by participant.

(10)	Represents shares beneficially owned by employees and former employees participating in the HCA 401(k) Plan and voted at the direction of our retirement committee, which is composed of certain of our officers.

(11)	Includes 70,100 shares beneficially owned in employee plans but not voted by participants.

ITEM 1 — ELECTION OF DIRECTORS
      The current Board of Directors of HCA consists of 14 directors. All of our directors are elected annually. Fourteen directors will be elected at the annual meeting. We propose that the nominees listed below be elected as members of the Board of Directors at the annual meeting. Each of the nominees shall be elected to serve as a director until the annual meeting of shareholders in 2007 or until his or her respective successor is duly elected and qualified. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors instead reduces the size of the Board of Directors.
Information Concerning Director Nominees
      Information concerning the nominees proposed by the Board of Directors for election is set forth below.
C. Michael Armstrong
Director Since 2004
Age 67
      Mr. Armstrong was Chairman of the Board of Directors of Comcast Corporation from November 2002 to May 2004 and continued to serve as a director of Comcast Corporation until June 2005. From 1997 until 2002, Mr. Armstrong served as Chairman and Chief Executive Officer of AT&T Corp. Prior to that time, Mr. Armstrong served as Chairman and Chief Executive Officer of Hughes Electronics Corporation. Prior to that, Mr. Armstrong served as Chairman of IBM World Trade Corp. Mr. Armstrong also serves as a director of Citigroup Inc. and IHS Inc.
Magdalena H. Averhoff, M.D.
Director Since 1992
Age 55
      Magdalena H. Averhoff, M.D. is a retired physician who specialized in gastroenterology. She practiced in Miami, Florida from 1982 until her retirement in 2005. Dr. Averhoff served on the Board of Cedars Medical Center prior to her retirement. She has served as the Chairperson of the Performance Improvement Committee and the Credentials Committee and as the President and Chief of Staff at Cedars Medical Center.
Jack O. Bovender, Jr.
Director Since 1999
Age 60
      Jack O. Bovender, Jr. has served as our Chairman and Chief Executive Officer since January 2002. Mr. Bovender served as President and Chief Executive Officer of the Company from January 2001 to December 2001. From August 1997 to January 2001, Mr. Bovender served as President and Chief Operating Officer of the Company. From April 1994 to August 1997, he was retired. Prior to his retirement, Mr. Bovender served as Chief Operating Officer of HCA-Hospital Corporation of America from 1992 until 1994. Prior to 1992, Mr. Bovender held several senior level positions with HCA-Hospital Corporation of America.
Richard M. Bracken
Director Since 2002
Age 53
      Richard M. Bracken was appointed President and Chief Operating Officer in January 2002; he was appointed Chief Operating Officer in July 2001. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.

Martin Feldstein
Director Since 1998
Age 66
      Martin Feldstein has been a Professor of Economics at Harvard University since 1969. Dr. Feldstein also has served as the President and Chief Executive Officer of the National Bureau of Economic Research, a nonprofit economic research firm, since 1977, except for the period from August 1982 to July 1984 when he served as Chairman of the Council of Economic Advisors. Dr. Feldstein is also a director of American International Group, Inc. and Eli Lilly and Company.
Thomas F. Frist, Jr., M.D.
Director Since 1994
Age 67
      Thomas F. Frist, Jr., M.D. stepped down as our Chairman in January 2002. Dr. Frist served as an executive officer and Chairman of our Board of Directors from January 2001 to January 2002. From July 1997 to January 2001, Dr. Frist served as our Chairman and Chief Executive Officer. Dr. Frist served as Vice Chairman of the Board of Directors from April 1995 to July 1997 and as Chairman from February 1994 to April 1995. He was Chairman, Chief Executive Officer and President of HCA-Hospital Corporation of America from 1988 to February 1994.
Frederick W. Gluck
Director Since 1998
Age 70
      Frederick W. Gluck served as senior counselor to McKinsey & Company, Inc., an international consulting firm, from July 1998 to July 2003. He worked with Bechtel Group, Inc. from February 1995 to July 1998, serving as its Vice Chairman and Director from January 1996 to July 1997. Mr. Gluck held various positions with McKinsey & Company, Inc. from 1968 to 1995, including leading the firm as its managing partner from 1988 to 1994. Mr. Gluck is also a director of Amgen Inc.
Glenda A. Hatchett
Director Since 2000
Age 54
      Glenda A. Hatchett is an author and has hosted a nationally syndicated television court show, “Judge Hatchett,” since 2000. Ms. Hatchett served as the Chief Judge of Fulton County Juvenile Court from 1991 until May 1999. Ms. Hatchett served as Judge of Fulton County Juvenile Court from 1990 until 1991. Prior to that time, Ms. Hatchett held various leadership positions with Delta Air Lines, Inc.’s legal and public relations departments.
Charles O. Holliday, Jr.
Director Since 2002
Age 58
      Charles O. Holliday, Jr. has served as the Chairman and Chief Executive Officer of E. I. du Pont de Nemours and Company, or DuPont, since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998. He was Chairman of DuPont, Asia Pacific from July 1995 until November 1997. Mr. Holliday held a number of other positions with DuPont from 1970 to 1995.

T. Michael Long
Director Since 1991
Age 62
      T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm. Mr. Long has been employed by Brown Brothers Harriman & Co. for 33 years and he is currently the co-manager of The 1818 Fund III, L.P. and its predecessors, The 1818 Fund, L.P. and The 1818 Fund II, L.P.
John H. McArthur
Director Since 1998
Age 72
      John H. McArthur served as Dean of the Faculty of the Harvard University Graduate School of Business Administration from 1980 to 1995. He was on the faculty of the Harvard Business School from 1962 to 1995. From 1996 to 2005, Mr. McArthur served as Senior Advisor to the President of the World Bank. Mr. McArthur currently serves as Chairman of the Board at the Asia Pacific Foundation of Canada. Mr. McArthur is also a director of AES Corporation, BCE Inc., Bell Canada and Cabot Corporation.
Kent C. Nelson
Director Since 1998
Age 68
      Kent C. Nelson served as Chairman and Chief Executive Officer of United Parcel Service from November 1989 to December 1996. Mr. Nelson held various positions with United Parcel Service over a 37-year period.
Frank S. Royal, M.D.
Director Since 1994
Age 66
      Frank S. Royal, M.D. is a physician who has been practicing in Richmond, Virginia for over 20 years. Dr. Royal served as President and Chairman of the National Medical Association. Dr. Royal is a director of Chesapeake Corporation, CSX Corporation, Smithfield Foods, Inc., Dominion Resources, Inc. and SunTrust Banks, Inc.
Harold T. Shapiro
Director Since 2001
Age 70
      Harold T. Shapiro currently serves as Professor of Economics and Public Affairs at Princeton University. Dr. Shapiro served as the President of Princeton University from January 1988 to July 2001. Dr. Shapiro served as chairman of the National Bioethics Advisory Commission from 1986 to 2001, and is currently chair of the Alfred P. Sloan Foundation. Dr. Shapiro is also a director of The Dow Chemical Company and DeVry Inc.
Corporate Governance
      We have adopted corporate governance guidelines, the current version of which may be found on the Corporate Governance page of our website at www.hcahealthcare.com, and is available free of charge upon request to our Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203. These guidelines reflect the Board’s commitment to a system of governance which enhances corporate responsibility and accountability.

Board Independence and Operations
      The Board has determined that each of the current directors standing for election, except for Jack O. Bovender, Jr., Richard M. Bracken and Thomas F. Frist, Jr., M.D., has no material relationship with us (either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us) and is independent. Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Ethics, Compliance and Quality of Care Committee is independent.
      The foregoing determinations were made in accordance with our Director Independence Guidelines adopted by the Board and attached as Exhibit A. To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. On the basis of these materials and the Director Independence Guidelines, the Board determined that each of our current directors, except for Messrs. Bovender and Bracken and Dr. Frist, were independent because no relationship was identified that would automatically bar them from being characterized as independent. No other material relationship between any director and HCA or any of our subsidiaries was identified.
      The Board has created a position of presiding director whose primary responsibility is to preside over executive sessions of the nonmanagement directors. The presiding director also advises the Chairman of the Board with respect to information needs relating to Board meetings and related matters and performs other duties that the Board may from time to time delegate to him to assist the Board in the fulfillment of its responsibilities.
      The independent directors designated Frederick W. Gluck as the presiding director in May 2005, and he will continue serving in this position until HCA’s 2007 annual meeting of shareholders at which time we expect that the independent directors will appoint a successor presiding director.
      During 2006, our Board of Directors held 12 meetings. All incumbent directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served.
      Our Chairman and Chief Executive Officer usually proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for nonmanagement and independent directors are scheduled at each regularly scheduled Board meeting.
      Directors have regular access to senior management. They may also seek independent, outside advice. The Board considers all major decisions. The Board has established five standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The directors participated in Board and committee evaluations and assessments regarding 2005 performance.
Board Structure and Committee Composition
      The Board of Directors currently has five standing committees: the Audit Committee, the Compensation Committee, the Ethics, Compliance and Quality of Care Committee, the Finance and Investments Committee and the Nominating and Corporate Governance Committee. A copy of the charter for each committee may be found on the Corporate Governance page of our website at www.hcahealthcare.com.

			Ethics,		Nominating
			Compliance	Finance	and
			and Quality	and	Corporate
Name of Director	Audit	Compensation	Of Care	Investments	Governance
C. Michael Armstrong			X	X
Magdalena H. Averhoff, M.D.			X		X
Jack O. Bovender, Jr.*
Richard M. Bracken*
Martin Feldstein	X	X
Thomas F. Frist, Jr., M.D.				X
Frederick W. Gluck	X	X
Glenda A. Hatchett			Chair		X
Charles O. Holliday, Jr.		X			X
T. Michael Long				X	Chair
John H. McArthur	X			Chair
Kent C. Nelson	X			X
Frank S. Royal, M.D.		Chair	X
Harold T. Shapiro	Chair				X

*	Management Director
      Audit Committee. None of the members of our Audit Committee are officers or employees of HCA. Our Board has determined that each member of our Audit Committee is independent within the meaning of the listing standards of the New York Stock Exchange, applicable Securities and Exchange Commission regulations, our Corporate Governance Guidelines, our Corporate Governance Plan and our Director Independence Guidelines. This committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. This committee also reviews the scope of the annual audit by our independent registered public accounting firm before its commencement, reviews the results of the audit and reviews the types of services for which we retain our independent registered public accounting firm. The Board has determined that each of Messrs. Feldstein, Gluck, McArthur, Nelson and Shapiro is an “audit committee financial expert” within the meaning of the applicable Securities and Exchange Commission regulations and that each member has the accounting and financial related management expertise required by the New York Stock Exchange’s listing standards. In 2005, this committee met 15 times.
      Compensation Committee. None of our Compensation Committee members are officers or employees of HCA. Our Board has determined that each member of the committee is independent within the meaning of the listing standards of the New York Stock Exchange, our Corporate Governance Guidelines, our Corporate Governance Plan and our Director Independence Guidelines. This committee’s functions include oversight of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options, grants of restricted stock and other benefits under our employee benefit plans, and general review of our employee compensation policies. In 2005, this committee met six times.
      Ethics, Compliance and Quality of Care Committee. None of our Ethics, Compliance and Quality of Care Committee members are officers or employees of HCA. Our Board has determined that each member of the Committee is independent within the meaning of our Corporate Governance Guidelines, our Corporate Governance Plan and our Director Independence Guidelines. This committee’s functions include review of matters relating to our ethics and compliance functions, review of the adequacy, scope and results of our ethics and compliance procedures, and review of the adequacy of our policies and procedures relating to the delivery of quality medical care to patients. In 2005, this committee met five times.
      Finance and Investments Committee. None of the members of our Finance and Investments Committee are officers or employees of HCA. This committee’s functions include review and consideration of matters relating to our financial and investment strategies. In 2005, this committee met four times.

      Nominating and Corporate Governance Committee. None of the members of our Nominating and Corporate Governance Committee are officers or employees of HCA. Our Board has determined that each member of the committee is independent within the meaning of the listing standards of the New York Stock Exchange, our Corporate Governance Guidelines, our Corporate Governance Plan and our Director Independence Guidelines. This committee considers, investigates and recommends to the Board of Directors qualified candidates for election to the Board of Directors and reviews and recommends our corporate governance policies. In 2005, this committee met four times.
      Our Board of Directors has adopted a retirement policy for its members. Under the policy, no person may be nominated to a term of office on the Board of Directors if he or she has attained the age of 75 before the first day of the proposed term of office, provided that the Board may make an exception to this requirement if special circumstances warrant such an exception.
Selection of Board Nominees
      The Nominating and Corporate Governance Committee has a policy regarding director nominations. The purpose of the director nominations policy is to establish the process by which individuals qualified to become members of the Board of Directors are identified and recommended to the Board of Directors and by which director nominees may be submitted by shareholders. The policy provides that the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The committee has the sole authority to retain and compensate a third-party search firm to assist the committee in identifying and evaluating potential Board candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing. The recommendation must include any supporting material the shareholder considers appropriate and must comply with the provisions of our certificate of incorporation and applicable law relating to shareholder nominations.
      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on any information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including experience in the following:

•	business or management for complex and large consolidated companies or other complex and large institutions;

•	accounting or finance for complex and large consolidated companies or other complex and large institutions;

•	leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;

•	the health care industry; and

•	other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to us.

      The director nominations policy also provides that the Nominating and Corporate Governance Committee shall annually review with the Board of Directors the appropriate skills and characteristics required of Board members.
Code of Conduct
      The Company has a Code of Conduct which complies with the listing standards of the New York Stock Exchange and is applicable to all directors, officers and employees of the Company (the “Code of Conduct”). The Code of Conduct is available on the Ethics, Compliance and Quality of Care and Corporate Governance pages of the Company’s website at www.hcahealthcare.com. We intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our directors or our chief executive officer, chief financial officer or principal accounting officer) at this location on our website.
Policy Regarding Communications with the Board of Directors
      Shareholders, employees and other interested parties may communicate with any of our directors, including the presiding director or the nonmanagement directors as a group, by writing to such director(s) c/o Board of Directors, HCA Inc., P.O. Box 20004, One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary. All communications from shareholders, employees and other interested parties addressed in that manner will be forwarded to the appropriate director. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance section of our website at www.hcahealthcare.com.
Policy Regarding Director Attendance at Annual Meetings of Shareholders
      HCA has adopted a policy regarding director attendance at annual meetings of shareholders. A copy of the policy is available on the Corporate Governance page of our website. The policy states that directors are strongly encouraged to attend our annual meeting of shareholders. All of our directors attended the 2005 annual meeting of shareholders except John H. McArthur, who was unable attend for medical reasons.
Executive Sessions
      In 2005, the nonmanagement directors and the independent directors met in executive session five times. The sessions are scheduled and chaired by the presiding director. Any nonmanagement director can request that additional executive sessions be scheduled.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% shareholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the Securities and Exchange Commission, the New York Stock Exchange and us. We believe that during the 2005 fiscal year, all of our directors and officers complied with the requirements of Section 16(a), other than Mr. John H. McArthur, Mr. Harold T. Shapiro and Ms. Noel B. Williams, who each filed one late report due to an administrative error. In addition, Mr. Jeffrey T. Crudele, who no longer serves as an executive officer, and Ms. Marilyn B. Tavenner, who is no longer with the Company, each filed one late report due to an administrative error. This belief is based on our review of forms filed or written notice that no reports were required.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. The independent registered public accounting firm will audit our consolidated financial statements for 2006 and management’s assessment as to whether the Company maintained effective controls over financial reporting as of December 31, 2006. This appointment has been submitted for your ratification. If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. Ernst & Young LLP has served as our independent auditor since 1994. Representatives of Ernst & Young LLP will attend our annual meeting and will have an opportunity to speak and respond to your questions.
      Audit Fees. The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $8.8 million for 2005 and $9.2 million for 2004.
      Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.5 million for 2005 and $1.2 million for 2004. Audit-related services principally include audits of certain of our subsidiaries and benefit plans.
      Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.1 million for 2005 and $4.9 million for 2004.
      All Other Fees. The aggregate fees billed by Ernst & Young LLP for products or services other than those described above were $227,000 for 2005 and $379,000 for 2004.
      The Board of Directors has adopted an Audit Committee Charter which, among other things, requires the Audit Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.
      All services performed for us by Ernst & Young LLP in 2005 were preapproved by the Audit Committee. The Audit Committee concluded that the provision of audit-related services, tax services and other services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. Our preapproval policy provides that the Audit Committee shall preapprove nonaudit services and audit-related services. If a request for these services is made between Audit Committee meetings, the Audit Committee delegates the authority to the Chairman of the Audit Committee to approve such services, and in his absence or unavailability, such other available Audit Committee member (determined in order of seniority) shall have the authority to approve such services as deemed appropriate. Any decisions to preapprove any services shall be presented to the Audit Committee at its next scheduled meeting.
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT FOR 2005
      The Audit Committee is comprised of five nonemployee directors and operates under a written charter, restated by the Board of Directors on January 29, 2004, which is posted on the Company’s website at www.hcahealthcare.com. The charter is fully in compliance with the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. All of the members of the Audit Committee are independent as defined under the New York Stock Exchange listing standards and applicable Securities and Exchange Commission regulations. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the Securities and Exchange Commission. During 2005, the Audit Committee met 15 times.
      The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. Our independent registered public accounting firm is responsible for planning and carrying out proper annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, evaluating and reporting on the fairness of management’s assessment of the effectiveness of our internal control over financial reporting, and auditing and reporting on the effectiveness of our internal control over financial reporting.
      In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm its independence from HCA and our management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.
      The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2005.

Harold T. Shapiro (Chairman)
Martin Feldstein
Frederick W. Gluck
John H. McArthur
Kent C. Nelson

      The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by HCA under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
*         *         *         *         *
       We receive many suggestions from shareholders, some as formal shareholder proposals. All are given careful attention.
      The shareholders proposals set forth below will only be voted upon if properly presented by the shareholder proponents or a qualified representative at the annual meeting. The proponents of two shareholder proposals have stated that they intend to present the following proposals at the annual meeting. The name, address and number of shares of our common stock held by each proposal’s proponent will be furnished to shareholders, either orally or in writing, as requested, promptly upon receipt of any oral or written request directed to our Corporate Secretary’s office. Each proposal, together with its proponent’s statement, are quoted below, and the Company and our Board of Directors assume no responsibility for these proposals. The Board of Directors opposes each proposal for the reasons stated below that proposal.
ITEM 3 — SHAREHOLDER PROPOSAL NO. 1
      RESOLVED: That the shareholders of HCA, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.
Supporting Statement
      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.
      Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.
      Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.
      Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.
      At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.
The Board of Director’s Response and Statement of Opposition to Shareholder Proposal No. 1
      The Board of Directors has considered this proposal and believes that its adoption is not in the best interests of the Company or its shareholders. Our approach to executive compensation emphasizes significant time and performance based elements intended to promote long-term shareholder value. We believe our past and current executive compensation policies for our executive officers have been successful in enhancing our ability to attract and retain talented people and in motivating them to build long-term value for our shareholders. Moreover, we believe that implementing this proposal would adversely affect the Company’s ability to attract and retain the highest quality executive officers.
      Our Compensation Committee, which is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange, provides oversight of the Company’s affairs in the areas of compensation plans, policies and programs, with an emphasis on those regarding executive compensation and employee benefits. The Compensation Committee takes its mandate and responsibilities very seriously and spends considerable time assessing the overall executive compensation structure of the Company, reviewing and approving corporate goals and objectives relating to the compensation of executive officers, evaluating the performance of the executive officers and making appropriate recommendations for improving performance. Additionally, where appropriate, the Compensation Committee makes use of outside independent experts, which are selected and compensated by the Compensation Committee.
      Our executive compensation program is structured to be competitive within our industry and is designed around various components of compensation, including base salary, awards payable in cash under our yearly Performance Excellence Programs (collectively, the “PEP”), stock option and restricted stock grants, and other deferred compensation arrangements. The Compensation Committee’s compensation decisions for an executive officer are based on its overall analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of Company strategy and vulnerability to recruitment by other companies; external pay practices; total cash and total direct compensation positioning; and other factors the Committee deems appropriate. The financial performance factors considered in establishing executive compensation packages as well as cash-based incentive awards under the PEP include, among others, earnings per share, earnings before interest, taxes, depreciation and amortization, as defined in the PEP, and other financial and individual performance goals annually reviewed and approved by the Compensation Committee.
      We believe our executive compensation programs create an effective balance between the focus on near-term operating performance and the long-term value and health of the Company. In 2005, in connection with our periodic review of our compensation policies and philosophies, we shifted the mix of long-term incentive compensation, as further described in the Compensation Committee Report on Executive Compensation, in an effort to reduce the dilutive impact of our equity awards while focusing executives on both the achievement of sustained superior operating results and increases in shareholder value through stock price appreciation. All stock options awarded under the HCA 2005 Equity Incentive Plan are granted at fair market value and are designed to motivate the holder to increase the value of the Company, which benefits not only the holder but the Company’s shareholders as a whole. Fixed price stock options provide economic benefit only to the extent the Company’s stock price increases, and the four year vesting of these options ensures long-term performance is required in order to realize significant value from these awards. To further encourage retention and focus on the long-term performance of the Company, restricted share grants to executive officers for 2005 and 2006, which constitute 50% of the value of annual equity awards to our executive officers, vest over five years, with the shares vesting ratably over five years at 20% per year with respect to the 2006 grants. We believe our equity awards directly and firmly align the interests of our executives with those of our shareholders. Additionally, as described in our response to Shareholder Proposal No. 2, we have adopted meaningful stock ownership guidelines to ensure our executives maintain a significant stake in our long-term performance.
      All executive compensation is set in a manner we believe strongly aligns the interests of the Company’s executive officers with those of the Company’s shareholders. We believe that the Company’s executive compensation program is designed to attract, motivate, reward and retain the talent required to execute the Company’s business strategy, consistent with our goal of promoting shareholder value. The Board of Directors also believes that it is in the best interests of the shareholders to maintain the flexibility to make compensation decisions based on a review of all relevant information and to allow the Company to balance the objectives it wishes to promote with appropriate compensation metrics. This proposal, if adopted, could result in the implementation of rigid, pre-set mathematical formulas which may not take into account such factors as changing economic and industry conditions, accounting requirements and tax laws or evolving governance trends. Moreover, as few companies have adopted indexed or premium priced options, adoption of this proposal could put the Company at a competitive disadvantage in attracting and retaining appropriate executive talent. We believe our compensation policies have substantively addressed the concerns of this proposal and do not believe that adopting the proposal is necessary to align the interests of our executive officers with those of our shareholders. We believe that adopting this proposal would be detrimental to the long-term interests of the Company’s shareholders.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.
ITEM 4 — SHAREHOLDER PROPOSAL NO. 2
      RESOLVED: The shareholders of HCA Inc. urge the board of directors to adopt a policy under which senior executives and directors commit to hold throughout their tenure at least 75 percent of all HCA shares that they obtain by exercising stock options or receiving other equity-based compensation. The board shall implement this policy in a manner that does not violate any existing employment agreement or equity compensation plan.
Supporting Statement
      The role of equity-based executive compensation has come under close scrutiny in recent years, inasmuch as stock options can provide incentives to senior executives that differ from the interests of stockholders. Option grants promise executives all of the gain of share price increases with none of the risk of share price declines. Thus, option grants can encourage actions to boost short-term performance.
      This resolution proposes to align the interest of directors and senior executives more closely with the interest of shareholders by asking HCA to adopt a policy that its directors and senior executives will hold throughout their tenure at least 75 percent of the HCA shares that they obtain by exercising options or receiving other equity-based compensation. This policy, which is similar to one adopted at Citigroup, thus seeks to decouple equity compensation for senior executives and directors from short-term price movements, to encourage an emphasis on longer-term gains, and to give directors and executives some flexibility with respect to their holdings.
      Although HCA stated in last year’s proxy that it was moving towards greater use of restricted stock, we view this reform as necessary, particularly in light of the significant insider trading that occurred at HCA during the first half of 2005.
      According to a Thompson Research report, over 20 HCA insiders – including the Chairman and CEO, President and COO, and CFO — sold approximately $160 million of HCA shares between January and early July — more than four times the amount of stock sold by insiders in 2004. A number of the transactions occurred not long before an earnings warning in July, after which the stock price declined. Most transactions involved as well an exercise of options followed by an immediate sale of shares. The SEC has launched an investigation, which is pending.
      Even if these sales were entirely lawful, these practices raise serious governance concerns and suggest that senior executives may be operating on a short-term horizon. As Professors Lucian Bebchuk and Jesse Fried warned in their recent book, PAY WITHOUT PERFORMANCE, “rewarding managers for short-term stock improvements that do not reflect increased long-term value can lead them to take steps that reduce shareholder value.”
      We believe that it is reasonable for HCA to ask its senior executives and directors to demonstrate their confidence in the Company’s future by requiring them to hold on to 75% of their equity-based compensation for the duration of their tenure at HCA.
      We urge you to vote FOR this resolution.
Board of Director’s Response and Statement of Opposition to Shareholder Proposal No. 2
      As stated in the Compensation Committee Report on Executive Compensation included in this proxy statement, we believe the most effective executive compensation program aligns the interests of the Company’s executives with those of the shareholders. We are committed to a strong, positive link between the Company’s objectives and its compensation and benefits practices. We believe that stock option and restricted share grants play a critical role in providing an equity incentive that focuses executive officers’ attention on managing the Company’s business effectively and ensuring that operational decisions reflect long-term considerations that benefit the Company and its shareholders. Equity compensation policies for our executive officers are also critical in enhancing our ability to attract and retain talented people. Option and restricted share grants subject to vesting restrictions in and of themselves help to align executives’ interests with the interests of our shareholders because executives primarily benefit from these grants only after they have remained employed by the Company through the vesting date or the date the restrictions applicable to restricted stock awards have lapsed. Moreover, options only benefit executives to the extent our stock price has appreciated from the time the options were granted.
      We spend a significant amount of time and effort researching, developing and adopting well thought-out equity compensation programs. In 2005, our Compensation Committee, based in part on the recommendations of an outside compensation consultant, made a series of modifications to our equity compensation program which we believe better align the Company’s long-term awards structure with our business and talent needs. Under this plan, executive officers will receive long-term incentive awards of both stock options and restricted shares, with the intention that the value of these stock options and restricted share awards will each comprise 50% of the total award value. We target stock option and restricted share grant values based on a number of factors, including, among others, an assessment of Company performance, the executive’s level of responsibility, past and anticipated contributions to the Company, competitive practices, the number of shares available for grant, and the potential dilution resulting from equity-based grants. To encourage retention and focus on the long-term performance of the Company, restricted share grants to executive officers for 2005 and 2006 vest over five years, with the shares vesting ratably over the five-year period at 20% per year with respect to the 2006 grants. Option awards vest ratably over a period of four years at 25% per year.
      As part of our periodic review of our compensation programs and philosophies and in light of recent corporate governance trends, we recently decided it was in the best interest of our shareholders to adopt meaningful stock ownership guidelines (the “Guidelines”) for our executive officers and directors, which we have integrated into our Corporate Governance Guidelines. In developing the Guidelines, we used benchmarking and modeling and consulted with independent compensation experts. The Guidelines require directors to own shares of the Company’s stock equal in value to five times the annual retainer. Executive officers of the Company are required to own shares of the Company’s stock equal to a multiple of the executive officer’s base salary. This multiple is scaled to the organizational level of the applicable officer, with the Chief Executive Officer’s guideline set at a multiple of five times annual base salary. The Guidelines require that directors and officers comply with the Guidelines within five years from the later of the date the Guidelines were adopted or the date of election to the Board or date of hire, as applicable. An additional three years to achieve compliance is permitted from the date that an officer assumes a position with a higher ownership guideline. Given our long track record of significant executive and director ownership, many of our directors and executive officers are already at or near the required ownership levels. We define stock “ownership” conservatively to mean shares owned outright, restricted stock and benefit plan shares. Our Corporate Governance Guidelines, which include the Guidelines, are available on the Corporate Governance section of our website at www.hcahealthcare.com.
      Based on our research and modeling, we believe that the Guidelines are in line with those of other large public companies and are consistent with prevalent practice. The majority of companies that use retention ratios in combination with traditional ownership guidelines have no or significantly reduced retention ratios once the ownership guidelines are met. The use of retention ratios alone as proposed by the shareholder are not prevalent and we believe that the retention guideline suggested by the shareholder would seriously distort our carefully crafted compensation policies for our executives and directors. We have adopted stock ownership guidelines which we believe strike a better balance between allowing our executives to realize value from their options or other equity awards and ensuring that they have a significant equity stake in our future.
      The high 75% retention threshold suggested by this proposal is also likely to result in significant nondiversification of the personal assets of most executives, thus diminishing the attractiveness of these awards. Also, as the proposed retention ratio is not based on “net” shares received after withholding shares for applicable taxes, executives and directors could be in the position of having to come out of pocket for taxes incurred upon the exercise or vesting of these awards. Moreover, the strict retention ratios proposed by the shareholder do not allow sufficient flexibility for transfers for estate planning and charitable purposes. The proposed retention guidelines also create perverse incentives in terms of executive retention, because the financial security of a vested option holder could be improved by leaving the Company prior to option exercises. Finally, mandating a “one size fits all approach” applicable to all our executives and directors does not allow us to take into account the differing financial circumstances and needs of our various executives and directors.
      We believe that our compensation policies for our executive officers and directors, including the Guidelines, have been responsibly implemented and firmly align the interests of our executive officers and directors with the long-term interests of our shareholders. Our Board of Directors has carefully considered the shareholder’s proposal and has concluded that the proposal is not in the best interests of our shareholders for the reasons set forth above. If the stock retention guidelines suggested by the shareholder were adopted, we believe that it would be more difficult for us to recruit, motivate and retain talented executives, which would ultimately be detrimental to the long-term interests of our shareholders.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.
ITEM 5 — OTHER MATTERS
      We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxies will vote in accordance with the recommendation of the Board of Directors on any other matters properly brought before the annual meeting. Discretionary authority for them to do so is contained in the proxy.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information regarding the compensation earned by the Chief Executive Officer and the other four most highly compensated executive officers based on salary and bonus earned during 2005 (named executive officers).

					Long-Term Compensation
		Annual Compensation			Awards

				Other		Securities
				Annual	Restricted	Underlying	All Other
Name and Principal		Salary	Bonus	Compensation	Stock Awards	Options/	Compensation
Positions	Year	($)(1)	($)(2)	($)(3)	($)(4)	SARS (#)(5)	($)(6)

Jack O. Bovender, Jr.	2005	$1,404,959	—		$3,791,757	320,500	$316,362
Chairman and	2004	$1,361,262	—	—	$201,634	400,000	$388,360
Chief Executive Officer	2003	$1,191,102	—	—	$2,230,800	300,000	$291,012
Richard M. Bracken	2005	$817,667	—		$1,842,916	140,200	$193,871
President, Chief	2004	$742,523	—	—	$329,942	225,000	$214,733
Operating Officer and Director	2003	$831,604	—	—	$1,390,862	175,000	$168,005
R. Milton Johnson	2005	$578,373	—		$1,132,263	84,100	$92,741
Executive Vice President and	2004	$465,622	—	—	$301,624	160,000	$79,719
Chief Financial Officer	2003	$395,951	—	—	$316,235	40,000	$67,882
Robert A. Waterman	2005	$569,988	—		$812,505	50,100	$62,648
Senior Vice President and	2004	$552,865	—	—	$289,904	60,000	$67,737
General Counsel	2003	$580,482	—	—	$567,480	40,000	$57,628
Samuel N. Hazen	2005	$569,981	—		$1,192,795	84,100	$118,631
President – Western Group	2004	$552,865	—	—	$245,649	125,000	$122,048
	2003	$548,031	—	—	$771,463	100,000	$94,292

(1)	Salary amounts do not include the value of restricted stock awards granted pursuant to our Amended and Restated Management Stock Purchase Plan in lieu of a portion of annual salary. Such awards are included in the Restricted Stock Awards column. The 2005 base salary for each of Messrs. Bovender, Bracken, Johnson, Waterman and Hazen was $1,565,438, $1,024,997, $725,004, $762,009 and $762,002, respectively.

(2)	For performance in 2004 and 2005, cash bonus amounts were paid in March 2005 and March 2006, respectively, to certain executives pursuant to the Performance Excellence Program (the “PEP”). Based upon HCA’s performance in 2004, none of the named executive officers received a bonus in March 2005. Based upon HCA’s performance in 2005, Messrs. Bovender, Bracken, Johnson, Waterman and Hazen received in March 2006 $3,757,050, $1,537,495, $725,004, $762,009 and $914,403, respectively, pursuant to the PEP. Such compensation will be reflected in the named executive officers’ 2006 compensation. Bonus amounts for 2002 and 2003 performance were paid in shares of restricted stock in 2003 and 2004, respectively, pursuant to a Performance Equity Incentive Program, and are included in the column titled “Restricted Stock Awards” in this table.

(3)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer. In 2005, each of Messrs. Bovender, Bracken, Johnson, Waterman and Hazen were allowed personal use of the Company’s airplane with an incremental cost of approximately $12,326, $6,869, $3,632, $441 and $4,918, respectively, to the Company. We calculate the aggregate incremental cost of the personal use of company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. In addition, we will pay the travel expenses of our executives’ spouses associated with travel to business related events at which spouse attendance is appropriate. We paid approximately $1,610 and $2,419 for travel by Messrs. Waterman’s and Hazen’s wives, respectively, on commercial airlines for such events.

(4)	Restricted Stock Awards include the following:

•	Shares of our common stock awarded pursuant to the HCA 2000 Equity Incentive Plan. On January 27, 2005, the Compensation Committee of our Board of Directors approved long-term incentive grants consisting of stock options and restricted shares to our officers. The grants were made pursuant to the HCA 2000 Equity Incentive Plan. The restricted share grants vest over five years, with none of the shares vesting in the first two years and one-third of the shares vesting on each of the third, fourth and fifth anniversaries of the date of grant. Messrs. Bovender, Bracken, Johnson, Waterman and Hazen received 80,100, 35,100, 21,000, 12,500 and 21,000 shares, respectively. Based upon a closing price of $44.74 on January 27, 2005, the shares awarded to Messrs. Bovender, Bracken, Johnson, Waterman and Hazen have an aggregate value of $3,583,674, $1,570,374, $939,540, $559,250 and $939,540, respectively.

•	Shares of our common stock awarded pursuant to the Management Stock Purchase Plan. Pursuant to our Amended and Restated Management Stock Purchase Plan (the “MSPP”), officers may elect to receive restricted shares in lieu of up to 25% of base salary, purchased at a 25% discount from the average market price of the stock during the deferral period. With respect to shares issued pursuant to the plan in lieu of a portion of annual salary, amounts in the table represent the dollar value of the shares based on the average of the closing prices per share of our common stock during the two semi-annual deferral periods. With respect to the first semi-annual deferral period in 2005, Messrs. Bovender, Bracken, Johnson, Waterman and Hazen received 2,040, 2,672, 1,889, 2,483 and 2,483 shares, respectively, at the average closing price of $50.85 for a total of $103,734, $135,871, $96,056, $126,261 and $126,261, respectively. With respect to the second semi-annual deferral period in 2005, Messrs. Bovender, Bracken, Johnson, Waterman and Hazen received 2,092, 2,740, 1,938, 2,546 and 2,546 shares, respectively, at the average closing price of $49.88 for a total of $104,349, $136,671, $96,667, $126,994 and $126,994, respectively. Subject to certain exceptions, the restrictions on the shares lapse three years after the grant date.

•	Shares of our common stock awarded pursuant to the Performance Equity Incentive Program. 2003 and 2004 amounts include restricted shares of HCA common stock awarded in 2003 and 2004 pursuant to the Performance Equity Incentive Program for 2002 and 2003 performance, respectively.

•	Subject to certain exceptions, the restrictions lapse on 33 1/3 % of the shares on the third, fourth and fifth anniversary of the date of grant with respect to shares granted pursuant to the HCA 2000 Equity Incentive Plan, and the restrictions lapse on the third anniversary of the date of grant with respect to shares received pursuant to the MSPP. As of December 31, 2005, Messrs. Bovender, Bracken, Johnson, Waterman and Hazen held an aggregate of 109,051, 59,859, 35,587, 33,778 and 41,119 shares of restricted stock, respectively. Pursuant to Securities and Exchange Commission rules, after deducting the consideration paid therefore, the restricted shares held by Messrs. Bovender, Bracken, Johnson, Waterman and Hazen had a net pretax value as of December 31, 2005 of $3,874,350, $1,837,428, $1,175,663, $808,407 and $1,162,684, respectively. Dividends will be payable on restricted shares of our common stock if and to the extent paid on our common stock generally, regardless of whether or not the shares are vested.
(5) Represents options to acquire shares of our common stock.

(6)	In 2005, consists of Company contributions to our Retirement Plan, matching Company contributions to our 401(k) Plan and Company accruals for our Restoration Plan as set forth below.

	Bovender	Bracken	Johnson	Waterman	Hazen

HCA Retirement Plan	$18,150	$18,150	$18,150	$9,900	$18,150
HCA 401(k) Matching Contribution	$3,150	$3,150	$3,150	$3,150	$3,150
HCA Restoration Plan	$295,062	$172,571	$71,441	$49,598	$97,331

Option Grants During 2005
      The following table presents additional information concerning the option awards shown in the Summary Compensation Table for 2005. These options to purchase our common stock were granted to the named executive officers under our 2000 or 2005 Equity Incentive Plans, at exercise prices equal to the fair market value of our common stock on the date of grant.

	Individual Grants

		Percent of			Potential Realizable Value
		Total Options			at Assumed Annual Rates of
	Number of	Granted to			Stock Price Appreciation for
	Securities	Employees in	Exercise		Option Term(3)
	Underlying	Last Fiscal	Price Per	Expiration
Name	Options(1)	Year	Share(2)	Date	5%($)	10%($)

Jack O. Bovender, Jr.	80,125	3.11%	$44.74	1/27/2015	$2,254,457	$5,713,236
Jack O. Bovender, Jr.	80,125	3.11%	$54.73	1/27/2015	$2,757,855	$6,988,945
Jack O. Bovender, Jr.	80,125	3.11%	$49.59	1/27/2015	$2,498,849	$6,332,574
Jack O. Bovender, Jr.	80,125	3.11%	$46.95	1/27/2015	$2,074,024	$5,108,421
Richard M. Bracken	35,050	1.36%	$44.74	1/27/2015	$986,193	$2,499,207
Richard M. Bracken	35,050	1.36%	$54.73	1/27/2015	$1,206,400	$3,057,255
Richard M. Bracken	35,050	1.36%	$49.59	1/27/2015	$1,093,100	$2,770,131
Richard M. Bracken	35,050	1.36%	$46.95	1/27/2015	$907,264	$2,234,635
R. Milton Johnson	21,025	0.82%	$44.74	1/27/2015	$591,575	$1,499,167
R. Milton Johnson	21,025	0.82%	$54.73	1/27/2015	$723,668	$1,833,917
R. Milton Johnson	21,025	0.82%	$49.59	1/27/2015	$655,704	$1,661,683
R. Milton Johnson	21,025	0.82%	$46.95	1/27/2015	$544,229	$1,340,462
Robert A. Waterman	12,525	0.49%	$44.74	1/27/2015	$352,413	$893,083
Robert A. Waterman	12,525	0.49%	$54.73	1/27/2015	$431,103	$1,092,500
Robert A. Waterman	12,525	0.49%	$49.59	1/27/2015	$390,616	$989,897
Robert A. Waterman	12,525	0.49%	$46.95	1/27/2015	$324,208	$798,539
Samuel N. Hazen	21,025	0.82%	$44.74	1/27/2015	$591,575	$1,499,167
Samuel N. Hazen	21,025	0.82%	$54.73	1/27/2015	$723,668	$1,833,917
Samuel N. Hazen	21,025	0.82%	$49.59	1/27/2015	$655,704	$1,661,683
Samuel N. Hazen	21,025	0.82%	$46.95	1/27/2015	$544,229	$1,340,462

(1)	These options were granted in four equal installments on each of January 27, April 27, July 27 and October 27, 2005 and vest ratably in increments of 25% on the first, second, third and fourth anniversaries of the initial grant date.

(2)	The exercise price of all options equals the closing price of our common stock on the New York Stock Exchange on the date of grant.

(3)	The potential realizable value portion of the foregoing table represents a hypothetical value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the common stock over the term of the options. The amounts do not take into account provisions of the options relating to vesting, nontransferability or termination of the option following termination of employment.
Aggregated Option Exercises During 2005 and Fiscal Year-End Option Values
      The following table provides information related to options to purchase shares of our common stock exercised by the named executive officers during the 2005 fiscal year, and the number and value of options held at fiscal year end. All shares and options represent HCA shares and options. We have not issued stock appreciation rights or warrants to our executive officers.

			Number of Securities		Value of Unexercised In-
	Shares		Underlying Unexercised		The-Money Options/SARs
	Acquired On		Options/SARs (#)(1)		at Fiscal Year-End ($)(2)
	Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jack O. Bovender, Jr.	500,000	$8,946,881	1,745,660	320,500	$25,624,813	$818,878
Richard M. Bracken	327,000	$8,203,432	882,912	140,200	$9,393,804	$358,211
R. Milton Johnson	155,000	$3,838,721	363,264	84,100	$5,741,585	$214,876
Robert A. Waterman	—	$—	317,749	50,100	$6,523,093	$128,006
Samuel N. Hazen	217,500	$5,345,769	525,166	84,100	$6,294,162	$214,876

(1)	On December 16, 2004, we announced the acceleration of vesting of all unvested options awarded to employees and officers under the HCA 2000 Equity Incentive Plan which had exercise prices greater than the closing price of our common stock on December 14, 2004 of $40.89 per share, as reported by the New York Stock Exchange.

(2)	The closing price for our common stock as reported by the New York Stock Exchange on December 30, 2005, the last trading day of the year, was $50.50. Value is calculated on the basis of the difference between the closing price and the option exercise price multiplied by the number of shares of common stock underlying the option.
Supplemental Executive Retirement Plan
      We maintain a Supplemental Executive Retirement Plan (“SERP”) that is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees.
      In the event the employee’s “accrued benefits under the Company’s Plans” (computed utilizing actuarial factors) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. The following table presents the estimated maximum annual benefit payable to a participant from a combination of the SERP and other accrued benefits under the Company’s Plans upon normal retirement based upon “pay average,” “years of service” and a 2.4% “accrual rate.” The benefit amounts listed are not subject to any deduction for Social Security.

	Years of Service

Pay Average	5	10	15	20	25

$ 200,000	$24,000	$48,000	$72,000	$96,000	$120,000
$ 400,000	$48,000	$96,000	$144,000	$192,000	$240,000
$ 600,000	$72,000	$144,000	$216,000	$288,000	$360,000
$ 800,000	$96,000	$192,000	$288,000	$384,000	$480,000
$1,000,000	$120,000	$240,000	$360,000	$480,000	$600,000
$1,200,000	$144,000	$288,000	$432,000	$576,000	$720,000
$1,400,000	$168,000	$336,000	$504,000	$672,000	$840,000
$1,600,000	$192,000	$384,000	$576,000	$768,000	$960,000
$1,800,000	$216,000	$432,000	$648,000	$864,000	$1,080,000
$2,000,000	$240,000	$480,000	$720,000	$960,000	$1,200,000
$2,200,000	$264,000	$528,000	$792,000	$1,056,000	$1,320,000
$2,400,000	$288,000	$576,000	$864,000	$1,152,000	$1,440,000
$2,600,000	$312,000	$624,000	$936,000	$1,248,000	$1,560,000
$2,800,000	$336,000	$672,000	$1,008,000	$1,344,000	$1,680,000
$3,000,000	$360,000	$720,000	$1,080,000	$1,440,000	$1,800,000
      The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefits under the Company’s Plans.” The life annuity amount payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to age 62.
      The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. A participant is credited with a “year of service” for each calendar year that the participant performs at least 1,000 hours of service for HCA, or for a subsidiary of HCA, or for each year the participant is otherwise credited by HCA, subject to a maximum credit of 25 years of service.
      A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the Performance Excellence Program (“PEP”)

and bonuses paid prior to the establishment of the PEP. Compensation reported as “other annual compensation” in the Summary Compensation Table is not included in the pay average.
      The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the HCA Retirement Plan, the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA or a subsidiary, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA or an HCA subsidiary.
      As of December 31, 2005, the estimated credited years of service for each of the named executive officers were as follows: Mr. Bovender, 26 years; Mr. Bracken, 24 years; Mr. Johnson, 22 years; Mr. Waterman, 8 years; and Mr. Hazen, 23 years.
Equity Compensation Plan Information
      The following table provides certain information as of December 31, 2005 with respect to our equity compensation plans (shares in thousands):
EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
	warrants and rights	and rights	reflected in column(a))

Equity compensation plans approved by security holders	27,702	$36.49	37,498
Equity compensation plans not approved by security holders	—	—	—

Total	27,702	$36.49	37,498

Directors’ Compensation
      Nonmanagement directors may choose to receive an annual retainer of $55,000 payable in cash, restricted shares or restricted share units. A director will receive a 25% premium over the annual retainer amount with respect to any retainer amount such director elects to receive in the form of restricted shares or restricted share units. Awards are currently made pursuant to our 2005 Equity Incentive Plan. Nonmanagement directors also receive long-term incentive awards in the form of stock options having an estimated fair value of approximately $100,000 on the date of grant. Twenty percent of the options vest on the date of grant, with an additional 20% vesting on the first, second, third and fourth anniversaries of the date of grant. Such awards are currently made pursuant to the 2005 Equity Incentive Plan. In 2005, the Board meeting fee was $2,000 per meeting for nonmanagement directors.
      Nonmanagement director committee members received an annual committee retainer of $3,000, and committee chairpersons, other than the Audit Committee chairperson, received a $10,000 annual committee retainer in 2005. The Audit Committee chairperson received an annual committee retainer of $20,000 in 2005. The presiding director also received an annual retainer of $10,000 in 2005. These retainers are payable in cash, restricted shares or restricted share units. A director will receive a 25% premium with respect to any retainer amounts such director elects to receive in the form of restricted shares or restricted share units. Committee members received a meeting fee of $1,500 per committee meeting. We also reimbursed directors for expenses incurred relating to attendance at Board and committee meetings.
      We may ask a director, as part of his or her service as a director, to participate in a business related meeting or in meetings which we believe will further his or her education as a director of a public company. In such event, we reimburse the director for travel expenses and pay the director an additional fee equal to the Board meeting fee. We report these payments to the Board committee responsible for director compensation matters.
      In 2005, Dr. Frist and his wife traveled on our airplane in connection with a business related meeting that Dr. Frist attended with members of senior management. The aggregate incremental cost associated with Dr. and Mrs. Frists’ personal travel on the plane during a portion of the trip was $3,463. The aggregate incremental cost of Dr. and Mrs. Frists’ travel on the plane was calculated based on the same methodology used to determine the cost of the named executive officers’ personal airplane usage, which is described in footnote (3) to the Summary Compensation Table. The Company also grossed up the income attributed to Dr. Frist as a result of his and his wife’s personal travel on the plane to pay the taxes due on that income.
      The HCA Foundation matches charitable contributions by directors up to an aggregate $15,000 annually. Employee directors are not eligible for any additional compensation for service on the Board or its committees.
      As part of our Compensation Committee’s periodic review of our compensation programs and philosophies and in light of recent corporate governance trends, it recently recommended and the Board adopted stock ownership guidelines for our directors and executive officers. The Guidelines require directors to own shares of our common stock equal in value to five times the annual Board retainer. Directors must comply with the Guidelines within five years from the later of the date the Guidelines were adopted or the date of election to the Board. The Guidelines define stock “ownership” conservatively to mean shares owned outright, restricted stock and benefit plan shares. The Guidelines are included in our Corporate Governance Guidelines and are available on the Corporate Governance section of our website at www.hcahealthcare.com. Many of our directors are already at or near the required ownership level.
COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
      The Compensation Committee (the “Committee”) of the Board of Directors is generally charged with the oversight of our executive compensation and rewards programs. The committee is comprised solely of “Non-employee Directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, “outside directors” for the purposes of the Internal Revenue Code of 1986, and “independent directors” as defined by the New York Stock Exchange listing standards, our Corporate Governance Guidelines, our Corporate Governance Plan and our Director Independence Guidelines. Responsibilities of the Compensation Committee include the review and approval of the following items:

•	Executive compensation strategy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans, including any stock option and restricted share authorization requests and special grants;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed noteworthy by the Committee.
      In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and CEO performance assessment. The Committee retains the services of independent outside consultants to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

      The Committee and the Board periodically review the Compensation Committee Charter to ensure that the Committee’s structure and responsibilities as outlined above are appropriate and in line with our business needs.
      The Committee held six meetings in 2005. Meetings were led by the Committee Chair, Dr. Frank S. Royal.
Compensation Philosophy
      The Committee believes the most effective executive compensation program aligns the interests of our executives with those of our stakeholders. Our primary objective is to provide the highest quality health care to our patients while enhancing long-term shareholder value. The Committee is committed to a strong, positive link between our objectives and our compensation and benefits practices.
Compensation Policies with Respect to Executive Officers
      Our executive compensation structure for 2005 consisted of base salary, annual PEP awards payable in cash, and restricted stock and stock option grants. In addition, we provided an opportunity for executives to participate in a stock purchase plan and two supplemental retirement plans.
      Our policy with respect to pay positioning is as follows:

•	Pay positioning should reflect both market competitiveness and internal job value.

•	Generally, executive base salaries and short-term target incentives should position total annual cash compensation between the median and 75th percentile of the competitive marketplace.

•	The target value of long-term incentive grants (stock options and restricted stock) should reference market median, internal job value and individual performance.
      To ensure executives’ pay levels are consistent with the compensation strategy, the Committee collects compensation data from similarly-sized general industry companies. Data is also collected from other health care providers as an industry reference, although we are significantly larger than other public companies in our industry. The Committee believes this information provides an appropriate basis for a competitive executive compensation assessment. The Committee evaluates our executive total pay positioning annually with the assistance of an outside consultant. The compensation of the named executive officers for the last three years is listed in the Summary Compensation Table found under the heading “Executive Compensation” in this proxy statement.
Base Salary
      Each year, the Committee evaluates base salaries for our executives. Each executive position has a salary range based on market competitiveness and internal job value. In determining appropriate salary levels and salary increases within that range, the Committee considers a position’s level of responsibility, projected role and responsibilities, required impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning, and other factors it deems appropriate. In determining the appropriate salary level and increase for an incumbent officer, the Committee considers individual performance, vulnerability to recruitment by other companies, project roles and responsibilities, and total cash and total direct compensation positioning. If an incumbent officer has reached the maximum salary in his or her range, but is not advanced to a higher salary grade, a lump sum payment may be provided.
      In 2005 and again in 2006, we increased salaries for all executives based upon individual achievement, external pay competitiveness and internal job value considerations. The average merit increases for senior officers in 2005 and 2006 (excluding the Chief Executive Officer) were 3.6% and 3.5%, respectively, excluding certain one-time increases designed to more closely align the salaries of certain executives with the market salary for their positions and the internal value they provide to the Company. The Chief Executive Officer received a merit increase of 3.5% in 2005 and in 2006, which is discussed in more detail in the Chief Executive Officer section below.

Performance Excellence Program
      The purpose of the PEP is to reward executives for annual financial and nonfinancial performance that generates high quality health care for our patients while providing value to our shareholders. In 2005, the Committee adopted separate programs for our executive officers (the “Senior Officer PEP”) and for our employees who are not executive officers.
      Each participant in the Senior Officer PEP is assigned an annual award target expressed as a percentage of salary ranging from 30% to 120%. Actual awards under the Senior Officer PEP are generally determined using three steps. First, the executive must exhibit our mission and values, uphold our Code of Conduct and follow our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award. Second, an initial award amount is determined based upon a measure of Company performance. In 2005 and in 2006, the Senior Officer PEP incorporates two Company financial performance measures (earnings per share, or “EPS,” and Earnings before Interest, Taxes, Depreciation and Amortization, or “EBITDA,” each as defined in the Senior Officer PEP). Most participants’ awards are then modified based upon an assessment of individual performance, although certain participants, including the named executive officers in our proxy statement for the preceding year, are not eligible to have their awards modified on that basis. The Senior Officer PEP is designed to provide 100% of the target award for target performance, 50% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance. Payouts between threshold and maximum amounts are calculated by the Committee, in its sole discretion, using interpolation. No payments will be made for performance below threshold levels. The Committee approves the threshold, target and maximum performance levels at the beginning of the fiscal year.
      The Committee may make adjustments to the terms of awards under the Senior Officer PEP in recognition of unusual or nonrecurring events affecting a participant or the Company, or our financial statements; in the event of changes in applicable laws, regulations, or accounting principles; or in the event that the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits available under the Senior Officer PEP. The Committee is also authorized to adjust performance targets or awards (other than with respect to performance awards to Covered Officers, as defined in the Senior Officer PEP), to avoid unwarranted penalties or windfalls. Performance awards to Covered Officers, which includes Messrs. Bovender, Bracken, Johnson, Waterman and Hazen, may be reduced, but not increased, in the sole discretion of the Committee in order to avoid unwarranted windfalls. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a participant’s employment prior to the end of the year, other than for reasons of death of disability, will result in the forfeiture of the award by the participant.
      Based on our performance in 2005, both EPS and EBITDA exceeded the level set for maximum performance. As a result, Messrs. Bovender, Bracken, Johnson, Waterman and Hazen received $3,757,050, $1,537,495, $725,004, $762,009 and $914,403, respectively, under the 2005 Senior Officer PEP. These payments were made in March 2006 and therefore are not included in the Summary Compensation Table, but are discussed in footnote (2) thereto.
HCA 2005 Equity Incentive Plan
      We utilize long-term incentives, including stock options and restricted shares issued pursuant to the HCA 2005 Equity Incentive Plan (the “2005 Plan”), to achieve three objectives:

•	Retain key executive talent;

•	Link executive compensation to our performance; and

•	Deliver value to employees in a manner that maximizes economic and tax effectiveness.

      Prior to 2005, the Committee had primarily awarded stock options to executives. The Committee completed a review of its long-term incentive award strategy during 2004 and, in conjunction with management, modified its policy for 2005 to better align our long-term awards structure with our business and talent needs. Consistent with that policy, in 2006, executive officers will receive long-term incentive awards under the 2005 Plan consisting of stock options and restricted shares. The intended value of these stock options and restricted share awards will each comprise 50% of the total award value. Most nonofficer executives will receive only restricted shares. The Committee believes this policy, in conjunction with an increased dividend on our common stock, is consistent with its goals of executive retention and focusing executives on long-term Company performance. The issuance of restricted shares rather than stock options will also reduce future dilution to our shareholders because we are issuing approximately one restricted share for every four stock options we would have issued if we had continued to primarily issue stock options, thus reducing the aggregate number of shares granted in long-term incentive awards. The Committee feels that a balanced approach to long-term incentives, rather than reliance on a single equity vehicle, is consistent with emerging competitive practice and serves to benefit shareholders and award recipients. Target stock option and restricted share grant values will be based on a number of factors, including an assessment of Company performance, the executive’s level of responsibility, past and anticipated contributions to the Company, competitive practices, the number of shares available for grant, and the potential dilution resulting from equity-based grants. Stock option and restricted share grants made in 2005 and 2006 are consistent with our pay positioning policy.
Stock Options
      The Committee believes that stock option grants play a critical role in providing an equity incentive that focuses executive officers’ attention on managing our business effectively and ensuring that operational decisions are based on long-term considerations that benefit us and our shareholders. Option grants to executive officers are made pursuant to the 2005 Plan, have a 10-year term, and an exercise price equal to fair market value of our common stock on the date of the grant. Like those awarded in 2005, options awarded in 2006 will be granted on a quarterly basis in equal installments of one-fourth of the total number of shares awarded, and will vest ratably in increments of 25% on each of the first, second, third and fourth anniversaries of the initial grant date.
Restricted Shares
      To encourage retention, restricted share grants to executive officers vest over five years. Restricted share grants are made pursuant to the 2005 Plan. For the 2005 grant, no shares will vest in the first two years and the award will vest ratably over the remaining three years with 33 1/3 % vesting on each of the third, fourth and fifth anniversaries of the date of grant. For the 2006 grant, the shares vest ratably in increments of 20% on each of the first, second, third, fourth and fifth anniversaries of the date of grant.
Management Stock Purchase Plan
      The HCA Inc. Amended and Restated Management Stock Purchase Plan, or “MSPP,” allows select executives to convert up to 25% of their annual base salary into restricted shares granted at a discount of 25% of the average closing price on all trading days during a defined purchase period. The MSPP was approved by shareholders in 1995 and amended in 1998 in connection with the Company’s elimination of a cash incentive plan. The MSPP was amended again in 2004 to extend its term. These shares generally vest three years from the date of grant, encouraging a long-term Company focus. With certain exceptions, if employment is terminated during the restricted period, the employee receives a cash payment equal to the lesser of (a) the then-current fair market value of the restricted shares or (b) the aggregate salary foregone by the employee as a condition to receiving the restricted shares.
      As of March 2006, 21 of our executive officers have deferred salary toward the purchase of restricted shares under the MSPP in 2006.

Restoration Plan and Supplemental Executive Retirement Plan
      Our key executives participate in two supplemental retirement programs. The Restoration Plan provides a benefit to replace the lost contributions due to the IRS compensation limit under Internal Revenue Code Section 401(a)(17). Key executives also participate in the Supplemental Executive Retirement Plan. The SERP benefit brings the total value of annual retirement income to a specific income replacement level and helps us remain competitive for attracting and retaining key executive talent.
Personal Benefits
      Our executive officers generally do not receive benefits outside of those offered to other HCA employees. Mr. Bovender and Mr. Bracken are permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. Other executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. The HCA Foundation matches charitable contributions by executive officers up to an aggregate of $10,000 annually. We will, upon request, provide mobile telephones and personal digital assistants to our employees and certain of our executive officers have obtained such devices through us. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all eligible HCA employees, including our executive officers.
Share Ownership Guidelines
      As part of its periodic review of our compensation programs and philosophies and in light of recent corporate governance trends, the Compensation Committee recently recommended and the Board adopted stock ownership guidelines for our directors and executive officers. In developing the Guidelines, we used benchmarking and modeling and consulted with independent compensation experts. The Guidelines require our executive officers to own shares of our common stock equal in value to a multiple of the executive officer’s base salary. This multiple is scaled to the organizational level of the applicable officer, with the Chief Executive Officer’s guideline set at a multiple of five times his annual base salary. The Guidelines require that executive officers comply with the Guidelines within five years from the later of the date the Guidelines were adopted or the date of appointment as an executive officer. In the event that an executive officer is appointed to a position with a higher ownership guideline, he or she has three years from the date of appointment to comply with the higher guideline. We define stock “ownership” conservatively to mean shares owned outright, restricted stock and benefit plan shares. The Guidelines are included in our Corporate Governance Guidelines, which are available on the Corporate Governance section of our website at www.hcahealthcare.com. Many of our executive officers are already at or near the required ownership levels.
Chief Executive Officer Compensation
      As Chief Executive Officer, Mr. Bovender’s base salary, target PEP award and long-term incentive award for 2005 were determined by the Committee in a manner consistent with the factors described above for all executive officers. The factors considered by the Committee included, but were not limited to, Mr. Bovender’s pay positioning relative to the market and the Committee’s view of his individual performance and contributions to our achievements during 2004 and 2005.
      In light of the competitive marketplace, the Committee increased Mr. Bovender’s base salary for 2005 by 3.5% to $1,565,438, and by 3.5% in 2006 to approximately $1,620,000. The Committee increased Mr. Bovender’s PEP target from 75% of base salary in 2004 to 120% of base salary in 2005 for target performance in order to bring Mr. Bovender’s annual incentive and total cash compensation closer to the desired pay positioning. Accordingly, Mr. Bovender receives an award under the Senior Officer PEP equal to 60% of his base salary for a minimum acceptable (threshold) level of performance, 120% of his base salary for a target level of performance or 240% of his base salary for a maximum level of performance. Based on our performance in 2005, Mr. Bovender received an award under the 2005 Senior Officer PEP equal to 240% of his base salary, or $3,757,050, in March 2006. Based on Company performance in 2004, no awards were paid to Mr. Bovender under the PEP in 2005.
      In 2005, consistent with our pay positioning policy, the Committee awarded Mr. Bovender options to purchase 320,500 shares of common stock. The options were granted to Mr. Bovender in four equal quarterly installments, and with an exercise price equal to fair market value of our common stock on the date of grant. Twenty-five percent of each such grant will vest on the first, second, third and fourth anniversaries of the initial grant date. In connection with the Committee’s efforts to strike a better balance with respect to long-term incentive compensation, Mr. Bovender also received 80,100 restricted shares in 2005. The restricted shares are subject to a five year vesting schedule, with no shares vesting in the first two years and one-third of the shares vesting ratably on the third, fourth and fifth anniversaries of the date of grant. For 2006, the Committee awarded Mr. Bovender options to purchase 267,000 shares of common stock under terms similar to the 2005 grant. The options will be granted to Mr. Bovender in four equal quarterly installments, and will have an exercise price equal to fair market value of our common stock on the date of grant. Twenty-five percent of each such award will vest on the first, second, third and fourth anniversaries of the initial grant date. Mr. Bovender has also received 66,750 restricted shares. The restricted shares are subject to a five year vesting schedule, with 20% of the shares vesting ratably on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Mr. Bovender is eligible to participate in the Senior Officer PEP, the MSPP, the Restoration Plan and the SERP.
Other Named Executive Officer Compensation
      Mr. Bracken received a base salary increase of approximately 3.5% in 2006, resulting in a base salary of approximately $1,061,000. He received a salary increase of 3.5% in 2005. For 2005, Mr. Bracken’s PEP annual incentive target was 75% of base salary. Accordingly, under the 2005 Senior Officer PEP, Mr. Bracken would receive an award equal to 37.5% of his base salary for a minimum (threshold) level of performance, 75% of his base salary for a target level of performance, or 150% of his base salary for a maximum level of performance. Based on the Company’s performance in 2005, Mr. Bracken received an award equal to 150% of his base salary, or $1,537,495, in March 2006. For 2006, the Committee increased Mr. Bracken’s Senior Officer PEP target to 90% of base salary for target performance in order to bring his annual incentive and total cash compensation closer to the desired pay positioning. Accordingly, under the 2006 Senior Officer PEP, Mr. Bracken will receive an award equal to 45% of his base salary for a minimum (threshold) level of performance, 90% of his base salary for a target level of performance, or 180% of his base salary for a maximum level of performance. In 2006, Mr. Bracken was awarded 119,600 stock options and 29,900 restricted shares.
      Mr. Johnson received a base salary increase of approximately 3.5% in 2006, resulting in a base salary of approximately $750,000. He received a salary increase of approximately 3.6% in 2005. For 2005, Mr. Johnson’s PEP annual incentive target was 50% of base salary. Accordingly, under the 2005 Senior Officer PEP, Mr. Johnson would receive an award equal to 25% of his base salary for a minimum (threshold) level of performance, 50% of his base salary for a target level of performance, or 100% of his base salary for a maximum level of performance. Based on the Company’s performance in 2005, Mr. Johnson received an award equal to 100% of his base salary, or $725,004, in March 2006. For 2006, the Committee increased Mr. Johnson’s Senior Officer PEP target to 60% of base salary for target performance in order to bring his annual incentive and total cash compensation closer to the desired pay positioning. Accordingly, under the 2006 Senior Officer PEP, Mr. Johnson will receive an award equal to 30% of his base salary for a minimum (threshold) level of performance, 60% of his base salary for a target level of performance, or 120% of his base salary for a maximum level of performance. In 2006, Mr. Johnson was awarded 72,500 stock options and 18,100 restricted shares.
      Mr. Waterman received a base salary increase of approximately 3.5% in 2006, resulting in a base salary of approximately $789,000. He received a salary increase of 3.4% in 2005. Mr. Waterman has a PEP annual incentive target of 50% of base salary. Accordingly, Mr. Waterman receives an award under the Senior Officer PEP equal to 25% of his base salary for a minimum (threshold) level of performance, 50% of his base salary for a target level of performance, or 100% of his base salary for a maximum level of performance. Based on the

Company’s performance in 2005, Mr. Waterman received an award under the 2005 Senior Officer PEP equal to 100% of his base salary, or $762,009, in March 2006. In 2006, Mr. Waterman was awarded 51,700 stock options and 12,900 restricted shares.
      Mr. Hazen received a base salary increase of approximately 3.5% in 2006, resulting in a base salary of approximately $789,000. Mr. Hazen received a salary increase of 3.4% in 2005. Mr. Hazen has a PEP annual incentive target of 60% of base salary. Accordingly, Mr. Hazen receives an award under the Senior Officer PEP equal to 30% of his base salary for a minimum (threshold) level of performance, 60% of his base salary for a target level of performance, or 120% of his base salary for a maximum level of performance. Based on the Company’s performance in 2005, Mr. Hazen received an award under the 2005 Senior Officer PEP equal to 120% of his base salary, or $914,403, in March 2006. In 2006, Mr. Hazen was awarded 72,500 stock options and 18,100 restricted shares.
      The stock options awarded to Messrs. Bracken, Johnson, Waterman and Hazen in 2006 will be granted in four equal quarterly installments, and will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Twenty-five percent of each such award will vest on the first, second, third and fourth anniversaries of the initial grant date. The restricted shares granted to Messrs. Bracken, Johnson, Waterman and Hazen in 2006 are subject to a five-year vesting schedule, with 20% of the shares vesting ratably on the first, second, third, fourth and fifth anniversaries of the date of grant. Messrs. Bracken, Johnson, Waterman and Hazen are eligible to participate in the Senior Officer PEP, the MSPP, the Restoration Plan and the SERP.
Executive Compensation Tax Deductibility
      Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly held corporation to the chief executive officer and four other highly paid executive officers in excess of $1 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders. Because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1 million in a given year. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of the Company’s stakeholders.
      The foregoing report is respectfully submitted by the members of the 2005 Compensation Committee of the Board of Directors whose members were as follows:

Frank S. Royal, M.D. (Chairman)
Martin Feldstein
Frederick W. Gluck
Charles O. Holliday Jr.
      The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
Employment, Severance and Change in Control Agreements
      Mr. Waterman has an employment agreement with the Company. The agreement states that if he is terminated without cause after 2002, HCA will pay him severance equal to one year’s salary.
Compensation Committee Interlocks and Insider Participation
      During 2005, the Compensation Committee of the Board of Directors was composed of Frank S. Royal, M.D., Martin Feldstein, Frederick W. Gluck and Charles O. Holliday, Jr. None of these persons has at any time been an officer or employee of HCA or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Compensation Committee that require disclosure under applicable Securities and Exchange Commission regulations.
Indemnification of Officers and Directors
      In accordance with our Restated Certificate of Incorporation and the laws of the State of Delaware, we will advance legal fees and expenses to our officers and directors for retention of legal counsel in connection with matters relating to their actions as an officer or director of the Company. Currently, certain of our officers and directors have been named in various lawsuits, and we are cooperating with certain investigations being conducted by United States Attorney for the Southern District of New York and the SEC. The proceedings and investigations are described in greater detail in Item 3. “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2005. In accordance with our Restated Certificate of Incorporation and Delaware law, any officer or director who is advanced legal fees will reimburse us for such amounts in the event it is ultimately determined that the individual is not entitled to indemnification under such provisions. As of December 31, 2005, no legal fees had been advanced to our officers or directors.
Certain Relationships and Related Transactions
      In 2003, Health Care Property Investors, Inc. (“HCPI”) and a joint venture comprised of HCPI and General Electric Corporation (the “Venture”) acquired all of the outstanding membership interest in MedCap Properties, LLC (“MedCap”) from the owners of MedCap, including HCA and Charles A. Elcan (the “Sale Transaction”). MedCap owned 113 medical office buildings (“MOBs”) at the time of the Sale Transaction. HCA now leases space from HCPI. Mr. Elcan is an executive officer of HCPI and the son-in-law of Thomas F. Frist, Jr., M.D., a director and former chief executive officer of HCA.
      In connection with the Sale Transaction, MOBs related to one non-HCA facility and certain liabilities of MedCap that the buyers did not desire to assume were contributed by MedCap to a limited liability company (the “LLC”). The ownership interests in the LLC were distributed to the members of MedCap, prior to the closing of the Sale Transaction, in accordance with the terms of MedCap’s operating agreement. In 2005, the LLC sold its remaining assets, settled its liabilities, and distributed all of its assets, other than a $100,000 reserve retained to pay expenses associated with its liquidation. Mr. Elcan’s share of that distribution was $1,364,828. Prior to the sale of the LLC’s remaining assets, the ownerership interests of Mr. Elcan and HCA in the LLC were 32.8% and 33.8%, respectively.
      In 2005, we made rental payments to HCPI of $21,376,190 in the aggregate in connection with the rental of certain medical office buildings. On November 21, 2005, HCA Realty, Inc., a wholly owned subsidiary of HCA, entered into a purchase and sale agreement with six subsidiaries of HCPI to repurchase seven medical office buildings in the states of Florida, Tennessee and Georgia for an aggregate purchase price of $23,418,000. These buildings were acquired by HCPI for approximately $17,817,370 in 2003 as part of the Sale Transaction.
      HCA and Tomco II, LLC, an entity wholly owned by Dr. Frist, entered into an aircraft hourly rental agreement effective on September 30, 2002 and amended on March 28, 2003, under which Tomco II has agreed to rent an aircraft to HCA for business purposes on an as needed basis, but not to exceed 100 hours in the aggregate during any annual period. HCA paid approximately $81,240 to Tomco for approximately 67.7 hours of aircraft usage time in 2005. HCA believes the rental rate under the agreement is at fair market value. In addition, HCA paid approximately $42,380 to Tomco II as reimbursement for certain expenses incurred in connection with the operation of the aircraft on HCA’s behalf, including fuel costs, landing and other miscellaneous fees. Tomco II paid HCA approximately $845 for 24 hours of maintenance work performed on the aircraft in 2005 by HCA mechanics. This amount represents the standard hourly rate paid by HCA to its mechanics, plus 22% to cover the portion of the mechanics’ benefits attributable to the time spent working on the aircraft.
      HCA and Dr. Frist entered into a retirement Agreement effective January 1, 2002, in connection with Dr. Frist’s retirement as an executive officer and as chairman of HCA. Pursuant to the agreement, we agreed to provide office space, to employ an administrative assistant on the budget guidelines used for other HCA employees for Dr. Frist’s clerical support and to provide HCA hangar space for a family-owned aircraft.
      Dr. Rodrick Love is a physician associate employed by Commonwealth Perinatal Associates, P.C. (“Commonwealth Perinatal”). Commonwealth Perinatal has entered into a professional medical services agreement with HCA Health Services of Virginia and Chippenham & Johnston-Willis Hospitals, Inc., two hospitals owned and operated by HCA, that expires December 31, 2006. In 2005, the total fees paid by us pursuant to the agreement were $300,000, which is the maximum amount payable annually under the agreement. Dr. Love is the son-in-law of Frank S. Royal, M.D., a director of HCA. The Board of Directors discussed the agreement with Commonwealth Perinatal and determined that Dr. Royal does not have a direct or indirect material interest in the transaction.
      On September 30, 2005, we made a $1 million unrestricted gift to the Fuqua School of Business at Duke University. An amphitheatre classroom at the business school will be named for HCA in recognition of the gift and HCA’s relationship with Fuqua’s Health Sector Management Program. Our Chairman and Chief Executive Officer, Jack Bovender, received a bachelor’s degree and a master’s degree in hospital administration from Duke. Mr. Bovender serves on the Board of Visitors of the Fuqua School of Business, and his son, Richard, will be attending the Fuqua School of Business beginning in the fall of 2006.
      Christopher S. George serves as the chief executive officer of an HCA-affiliated hospital. During 2005, Mr. George received a base salary of approximately $253,100 for his services. Mr. George’s father, V. Carl George, serves as an executive officer of HCA.
      Randall C. Donaldson works for an HCA affiliate, and in 2005 Mr. Donaldson received a base salary of approximately $84,500 for his services. Mr. Donaldson’s brother-in-law, Samuel N. Hazen, serves as an executive officer of HCA.
      Mary K. Barrass works for an HCA affiliate, and in 2005 Ms. Barrass received a base salary of approximately $74,800 for her services. Ms. Barrass’ brother-in-law, Victor L. Campbell, serves as an executive officer of HCA.
      Dustin A. Greene began working for an HCA affiliate in August 2005 at a base salary of approximately $64,800. Mr. Greene’s father-in-law, W. Paul Rutledge, serves as an executive officer of HCA.
      Richard Bovender works for an HCA affiliate, and in 2005 Mr. Bovender received a base salary of approximately $54,000 for his services. Mr. Bovender’s father, Jack O. Bovender, Jr., is the Chairman and Chief Executive Officer of HCA.
      Messrs. George, Donaldson, Greene and Bovender and Ms. Barrass each receives customary benefits similar to those provided to employees of similar position or experience.
      The Company maintains a summer intern program, open to all corporate office employees, for children of our employees who are college or college-bound students. Our executive officers’ children may participate in this program.

Company Stock Performance
      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
      The graph below compares the cumulative total shareholder return on our common stock for the five year period ended December 31, 2005, with the cumulative total return of companies on the Standard & Poor’s 500 Index (S&P 500 Index) and the Standard & Poor’s Health Care Facilities Index (formerly called the Standard & Poor’s Hospital Management Index) over the same period (assuming the investment of $100 in our common stock, the S&P 500 Index and the S&P Health Care Facilities Index on December 31, 2000 and reinvestment of all dividends).
HCA INC.
Comparison of Cumulative Total Returns

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

HCA INC.	100.00	87.75	94.65	98.20	92.31	118.04
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
S&P HEALTH CARE FACILITIES	100.00	102.20	73.79	77.75	69.90	77.91

GENERAL INFORMATION
Annual Report
      Our 2005 annual report to shareholders is being mailed to shareholders with this proxy statement. The annual report is not part of the proxy solicitation materials.
Householding of Annual Meeting Materials
      Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2005 Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Office of Investor Relations, we will provide a separate copy of the annual report and/or proxy statement.
Additional Information
      A copy of our Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of the exhibits thereto, our committee charters, Corporate Governance Guidelines and Code of Conduct may be obtained without charge by writing to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203.

EXHIBIT A
HCA INC.
DIRECTOR INDEPENDENCE GUIDELINES
      The following Director Independence Guidelines (the “Guidelines”) have been adopted by the Board of Directors (the “Board”) of HCA Inc. (“HCA” or the “Company”) to assist the Board in the exercise of its responsibilities to HCA and its stockholders. The Guidelines should be interpreted in the context of all applicable laws and HCA’s other corporate governance documents, and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time, and the Board shall be able, in the exercise of its discretion, to deviate from the Guidelines from time to time, as the Board may deem appropriate and as required or permitted by applicable laws and regulations.
      1. Effectiveness. The Guidelines are effective as of March 25, 2004.
      2. Implementation. The Board will annually review the independence of all directors, affirmatively make a determination as to the independence of each director and disclose those determinations, in each case, consistent with the requirements of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”) and the HCA Corporate Governance Plan (“Plan”) and the HCA Inc. Corporate Governance Guidelines (the “Governance Guidelines”), as applicable.
      3. Independence of at Least a Majority of the Board. The Board will at all times have at least a majority of directors who meet the criteria for independence required by the NYSE and the SEC, and at least two-thirds of the Board shall be Independent Directors as required by the Plan and the Governance Guidelines.
      4. Absence of a Material Relationship. In order for a director to be considered “independent,” the Board must affirmatively determine, after consideration of all relevant facts and circumstances, that the director has no direct or indirect material relationship with HCA or any subsidiary. When assessing the materiality of a director’s relationship with HCA, the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or entities with which the director has an affiliation.
      5. Cooling-Off Period. A director will not be considered independent if, within the preceding three years:

(i) the director was employed by the Company;

(ii) an immediate family member of the director was employed by the Company as an executive officer;

(iii) the director or an immediate family member of the director received more than $100,000 annually in compensation from the Company (excluding (A) director and committee fees, (B) pension and other deferred compensation for prior service (provided such compensation is not dependent in any way on continued service), (C) compensation received by such immediate family member for service as a non-executive employee of the Company and (D) compensation received by a director for former service as an interim Chairman or CEO);

(iv) the director was employed by, or affiliated with, a present or former independent or internal auditor of the Company;

(v) an immediate family member of the director was employed in a professional capacity by, or affiliated with, a present or former independent auditor of the Company;

(vi) a present Company executive officer served on the compensation committee of an entity which employed the director or an immediate family member of the director as an executive officer (the three year cooling-off period shall apply to both service and employment); or

(vii) a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of an entity (excluding any charitable organization) that makes annual payments to, or receives annual payments from, the Company for property or services in excess of the greater of (A) $1 million, or (B) 2% of the other entity’s consolidated gross revenues.

      Also, a director will not be considered independent, unless the director qualifies as an Independent Director pursuant to the Plan and the Governance Guidelines.
      6. Categorical Standards. Provided that the independence criteria set forth in Paragraph 5 above are met, the Board has determined that the following commercial or charitable relationships will not be considered material relationships for purposes of determining whether a director is independent:

(i) the director is a member, partner or executive officer of, or of counsel to, an entity (excluding any charitable organization) that makes annual payments to or receives annual payments from the Company for property or services in an amount less than the greater of (A) $1 million, or (B) 2% of the other’s consolidated gross revenues for its last completed fiscal year;

(ii) the director is an executive officer, trustee or director of an entity, and the Company’s discretionary charitable contributions to that entity are less than the greater of (A) $15,000, or (B) 5% of that entity’s consolidated gross revenues for its last completed fiscal year;

(iii) the director is an executive officer of an entity which is indebted to the Company, or to which the Company is indebted, and the total amount of either’s indebtedness to the other is less than 5% of its own total consolidated assets, measured as of the last fiscal year-end; and

(iv) matching charitable contributions not to exceed $15,000 annually made by the Company pursuant to its existing charitable contribution policy.

For purposes of the Guidelines:

“immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

For purposes of the Categorical Standards:

(i) The calculation of payments to and from the Company may exclude: (A) payments determined by competitive bid or authorized by, or in conformity with, law or governmental authority and (B) payments arising solely from the ownership of securities of the Company with no benefit being received that is not shared on a pro rata basis by all holders of the class of securities.

(ii) The calculation of indebtedness owed to or by the Company may exclude: (A) debt securities publicly offered, traded on a national exchange or quoted on an automated quotation system of a registered securities association and (B) trade debt subject to usual terms.
      7. Relationships and Transactions Not Covered by the Categorical Standards. Any determination by the Board that a director who has a business or other relationship that is not covered by the Categorical Standards set forth in Paragraph 6 above is independent, will be disclosed by HCA in its annual proxy statement, together with the basis for such determination.
      8. Affirmative Obligation of Directors. Each director has an affirmative obligation to inform the Board of any material change in his or her business or other relationships that may impact the Board’s determination with regard to his or her independence.
      9. Disclosure by the Company. The Board will cause HCA to disclose the following in its annual proxy statement:

(i) the Guidelines, including the categorical standards adopted by the Board to assist it in making determinations regarding the independence of a director;

(ii) the basis for the affirmative determinations of the Board regarding the independence of each director;

(iii) a specific explanation of any determination by the Board that a director is independent notwithstanding that the director does not meet the categorical standards set forth in the Guidelines;

(iv) charitable contributions by the Company to an entity in which a director of the Company serves as an executive officer if, within the preceding three years, contributions by the Company in any fiscal year exceeded the greater of (A) $1 million, or (B) 2% of the other entity’s consolidated gross revenues; and

(v) whether any person has one or more of the relationships described in any of subdivisions (i) through (v) of Section III.A.1.b.(6) of the Plan, if the Nominating and Corporate Governance Committee affirmatively determines that any relationship or relationships identified therein are not material.

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

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Proxy card must be signed and dated below.
  Please fold and detach card at perforation before mailing.

This proxy is solicited on behalf of the Board of Directors of HCA Inc. for the Annual Meeting of Shareholders on May 25, 2006.
The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders of HCA Inc. to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on May 25, 2006 beginning at 1:30 p.m., Central Daylight Time, and the Proxy Statement and (2) appoints Jack O. Bovender, Jr., Robert A. Waterman and John M. Franck II, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of the Company that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of HCA and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Signature

Signature

Dated:	, 2006

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Y o u r   v o t e   i s   i m p o r t a n t !
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

  Please fold and detach card at perforation before mailing.

HCA INC.	PROXY
THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

1.	ELECTION OF DIRECTORS
Nominees:
	(01) C. Michael Armstrong	(02) Magdalena H. Averhoff, M.D.	(03) Jack O. Bovender, Jr.	(04) Richard M. Bracken
	(05) Martin Feldstein	(06) Thomas F. Frist, Jr., M.D.	(07) Frederick W. Gluck	(08) Glenda A. Hatchett
	(09) Charles O. Holliday, Jr.	(10) T. Michael Long	(11) John H. McArthur	(12) Kent C. Nelson
	(13) Frank S. Royal, M.D.	(14) Harold T. Shapiro

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary above).		to vote for all nominees listed above.

Instruction: To withhold authority to vote for any individual nominee, strike a line through such nominee’s name above.

2.	RATIFICATION OF ERNST & YOUNG LLP AS HCA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS DESCRIBED IN THE PROXY STATEMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL OF SHAREHOLDER PROPOSAL NO. 1, AS DESCRIBED IN THE PROXY STATEMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	APPROVAL OF SHAREHOLDER PROPOSAL NO. 2, AS DESCRIBED IN THE PROXY STATEMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Important—This Proxy must be signed and dated on the reverse side.

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your voting instruction card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh PA 15253-9937.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
http://www.cesvote.com

Vote by Mail
Return your voting instruction
card in the Postage-Paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on May 23, 2006 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send the card below by mail.

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Sign and date this card where indicated below.
Please fold and detach card at perforation before mailing.

Voting Instructions to the Record Keeper of the
HCA Employee Stock Purchase Plan and the Triad Hospitals, Inc. Employee Stock Purchase Plan
for the 2006 Annual Meeting of HCA Inc. Shareholders on May 25, 2006
The undersigned, a Participant in either the HCA Employee Stock Purchase Plan or the Triad Hospitals, Inc. Employee Stock Purchase Plan (individually, a “Plan” and together, the “Plans”) hereby instructs Computershare Trust Company, as record keeper for each of the Plans (the “Record Keeper”), to vote in accordance with the instructions on the reverse hereof all shares of common stock of HCA Inc. credited, as of March 31, 2006, to the account of the undersigned Participant under either Plan, and to represent the undersigned Participant at the 2006 Annual Meeting of Shareholders of HCA to be held at the executive offices of HCA located at One Park Plaza, Nashville, Tennessee on May 25, 2006 beginning at 1:30 p.m., Central Daylight Time, and any adjournments or postponements thereof.

Signature

Date:	, 2006

Please date this card and sign your name exactly as it appears to the left.

YOUR VOTE IS IMPORTANT!
If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

Please fold and detach card at perforation before mailing.

HCA INC.	PROXY
Your shares will be voted as specified below. If no specification is made, the Record Keeper will vote FOR Proposals 1 and 2 and AGAINST Proposals 3 AND 4.

1.	ELECTION OF DIRECTORS

	(01) C. Michael Armstrong	(02) Magdalena H. Averhoff, M.D.	(03) Jack O. Bovender, Jr.	(04) Richard M. Bracken
	(05) Martin Feldstein	(06) Thomas F. Frist, Jr., M.D.	(07) Frederick W. Gluck	(08) Glenda A. Hatchett
	(09) Charles O. Holliday, Jr.	(10) T. Michael Long	(11) John H. McArthur	(12) Kent C. Nelson
	(13) Frank S. Royal, M.D.	(14) Harold T. Shapiro

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary above).		to vote for all nominees listed above.

Instructions: To withhold authority to vote for any individual nominee, strike a line through such nominee’s name above.

2.	RATIFICATION OF ERNST & YOUNG LLP AS HCA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS DESCRIBED IN THE PROXY STATEMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL OF SHAREHOLDER PROPOSAL NO. 1, AS DESCRIBED IN THE PROXY STATEMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	APPROVAL OF SHAREHOLDER PROPOSAL NO. 2, AS DESCRIBED IN THE PROXY STATEMENT

	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Important—This Proxy must be signed and dated on the reverse side.